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                   METLIFE INSURANCE COMPANY OF CONNECTICUT

                                 APRIL 5, 2013

VIA EDGAR

US Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

     Re:  MetLife Insurance Company of Connecticut ("Registrant")
          Form S-3 Registration Statement
          Pre-Effective Amendment No. 2
          File No. 333-185333

Ladies and Gentlemen:

   Pursuant to Rule 461 of the Securities Act of 1933, as amended, the undersigned, as issuer of the MetLife Shield Level Selector Annuity Contracts, hereby requests the acceleration of the effective date of the above-captioned Registration Statement on Form S-3 for the above-referenced Registrant to Friday, April 12, 2013, or as soon thereafter as practicable.


                                          Sincerely,

                                          METLIFE INSURANCE COMPANY OF
                                          CONNECTICUT


                                          By:     /s/ Elizabeth M. Forget
                                                  ------------------------------
                                          Name:   Elizabeth M. Forget
                                          Title:  Senior Vice President